Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS

BOARD OF DIRECTORS DECLARES $0.025 PER SHARE CASH DIVIDEND

RELOCATING HEADQUARTERS TO DALLAS, TX

Q3 2010 Financial Highlights

•                  Revenues increased 116.1% to $230.4 million from $106.6 million in Q3 2009

•                  Net income of $7.6 million, or $0.17 per diluted share, compared to Q3 2009 net income of $7.9 million, or $0.23 per diluted share

•                  $107.6 million in cash and short-term investments at September 30, 2010

•                  Total backlog at September 30, 2010 of $967.5 million

Lake Forest, CA — November 9, 2010 — Primoris Services Corporation (NASDAQ GM: PRIM) (“Primoris” or “Company”) today announced financial results for its third quarter ended September 30, 2010.  Primoris’s results for the third quarter of 2010 included the results of James Construction Group (JCG) and Cravens Services, Inc. (Cravens), which were acquired in the fourth quarter 2009.

The Company also announced that on November 5, 2010, its Board of Directors declared a $0.025 per share cash dividend to stockholders of record as of December 31, 2010, payable on or about January 14, 2011.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “We continue to realize the benefits of our diverse geographic reach, services platform and our acquisition activities.  Each of our three operating segments posted quarter-over-quarter growth in revenues and each contributed to our profitability. While we are not seeing quite as robust a market as we saw in 2006-2008, we believe that there has been some strengthening in our end markets as evidenced by the significant increase in our backlog. During the third quarter, we announced four major contracts with a total value of approximately $218 million related to heavy civil, hurricane protection, and traditional power generation projects.

“We have maintained our focus on the strength of our balance sheet, and at the end of the quarter, our cash and cash equivalents were approximately $107 million.  In October, we completed our warrant repurchase program. From July 1, 2010 through October 2, 2010, approximately 3.5 million common stock purchase warrants were exercised, resulting in cash proceeds to the Company of $17.6 million.

“With this morning’s announcement of the acquisition of Rockford Corporation, we are expanding our portfolio of services by enhancing our mainline pipeline and facilities construction capabilities and extending our national reach.  Upon closing, Primoris will operate across the southern United States, throughout the Gulf Coast region, and into California and the Pacific Northwest.  The pursuit of new opportunities along these geographic and service fronts is supported by a strong financial position, a commitment to prudent fiscal and operational management, and a proven, experienced team of industry professionals.”

2010 THIRD QUARTER RESULTS OVERVIEW

Revenues for the 2010 third quarter rose 116.1% to $230.4 million from $106.6 million the same period last year, reflecting a $120.2 million contribution from the businesses acquired in the fourth quarter of 2009. Excluding the impact of the acquired businesses, revenues for the third quarter of 2010 rose by $3.6 million compared to the same period a year ago.

Gross profit increased by $7.7 million, or 38.3%, to $27.9 million for the 2010 third quarter from $20.2 million in the same period in 2009.  This was primarily due to a $12.3 million profit contribution from the acquired businesses.

Gross profit as a percent of revenues decreased to 12.1% during the 2010 third quarter from 18.9% in the same period last year, reflecting the typically lower margin percentages on JCG’s heavy civil projects and lower utilization of equipment and manpower in the West Construction segment.

SEGMENT RESULTS

Since January 1, 2010 our reportable operating segments have been:

•                  East Construction Services — incorporates JCG’s construction business, located primarily in the southeastern United States, as well as businesses along the Gulf Coast region, including Cardinal Contractors, Inc., Cardinal Mechanical, Inc. and Cravens.

•                  West Construction Services — includes construction services performed in the western United States, primarily in California and Nevada, by ARB, Inc,, ARB Structures, Inc., and Stellaris LLC.

•                  Engineering — incorporates the results of Onquest, Inc. and Born Heaters Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended September 30,
	2010		2009
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue
	(Unaudited)
East Construction Services	$126,876	55.1%	$13,830	13.0%
West Construction Services	86,594	37.6%	80,933	75.9%
Engineering	16,887	7.3%	11,848	11.1%
Total	$230,357	100.0%	$106,611	100.0%

	For the nine months ended September 30,
	2010		2009
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue
	(Unaudited)
East Construction Services	$351,583	57.8%	$42,028	12.0%
West Construction Services	216,302	35.5%	263,765	75.4%
Engineering	40,641	6.7%	43,978	12.6%
Total	$608,526	100.0%	$349,771	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended September 30,
	2010		2009
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue
	(Unaudited)
East Construction Services	$12,889	10.2%	$1,383	10.0%
West Construction Services	12,689	14.7%	17,449	21.6%
Engineering	2,302	13.6%	1,322	11.2%
Total	$27,880	12.1%	$20,154	18.9%

	For the nine months ended September 30,
	2010		2009
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue
	(Unaudited)
East Construction Services	$36,103	10.3%	$4,441	10.6%
West Construction Services	35,081	16.2%	46,664	17.7%
Engineering	7,805	19.2%	4,299	9.8%
Total	$78,989	13.0%	$55,403	15.8%

East Construction Services: The $113.0 million increase in revenues for the quarter was attributable to the 2009 acquisitions, offset by a $7.2 million revenue decline primarily in Florida water and wastewater projects.  The $11.5 million gross profit increase for the quarter was due to the gross margin contribution from the acquisitions.  The 2009 quarter gross profit was primarily from water and wastewater projects.  Gross margin for the third quarter of 2010 included $0.5 million of intangible amortization expense related to the acquisitions.

West Construction Services: The $5.7 million increase in revenues for the third quarter 2010 was primarily attributable to an increase in California underground water and sewer project work, partially offset by a decline in horizontal directional drilling and parking structure project work.  The $4.8 million decline in gross profit for the third quarter of 2010 was primarily due to a decline in gross profit related to oil & gas pipeline projects, and the comparative impact of higher gross profits associated with the completion of several projects in the third quarter of 2009.

Engineering: Revenues increased by $5.0 million from the third quarter of 2009, reflecting the impact of several new projects that commenced in the first six months of 2010.  Gross profit rose by $1.0 million, reflecting the contribution from several higher margin projects.  These projects also improved gross profit margin as a percent of revenues to over 13.6% for the quarter.

Selling, general and administrative expenses (“SG&A”) increased by $7.3 million, or 100.7%, for the 2010 third quarter compared to the prior year period.  However, SG&A as a percentage of revenues declined to 6.3% in the 2010 third quarter from 6.8% in the same period last year.  Approximately $4.8 million of the increased amount was attributable to the 2009 fourth quarter acquisitions with an additional $0.9 million of the increase the result of amortization of intangible assets.  The impact of a $1.6 million reduction in the gain on the sale of equipment compared to the same period last year resulted in most of the remaining increase.

Operating income for the 2010 third quarter was $13.3 million, or 5.8% of total revenues, compared to $12.9 million, or 12.1% of total revenues, for the same period last year.

Other income and expense during the third quarter 2010 were impacted by the following:

•                  Income from non-consolidated investments of $1.4 million for the third quarter 2010 was nearly unchanged from the same period in 2009; however, the current year earnings resulted primarily from the St.-Bernard Levee Partners investment while the prior year earnings were primarily from the Otay Mesa Power Partners investment.

•                  Interest expense of $1.3 million for the third quarter 2010 increased by $0.9 million primarily as a result of higher interest attributable to the subordinated debt associated with the December 2009 acquisition of JCG.

•                  Additionally, an expense of $0.3 million during the third quarter 2010 reflected the change in the fair value of the contingent acquisition earnout liabilities.

Income from continuing operations before provision for income taxes for the third quarter of 2010 was $13.2 million, or 5.8% of revenues, as compared to $13.8 million, or 13.0% of revenues, in the third quarter of 2009.

The provision for income taxes for the third quarter of 2010 was $5.6 million, for an effective tax rate of 42.7%, compared to $5.1 million, for an effective tax rate of 37.0%, in the prior year quarter.  The effective tax rate for the 2010 third quarter included a one-time tax charge of $0.8 million, consisting of truing up the tax returns filed for the year ended December 31, 2009 and calculating the look back interest payable on completed lump-sum projects with a sales price in excess of $1 million and a duration of more than two years.

Net income for the third quarter of 2010 was $7.6 million, or $0.17 per diluted share, compared to net income of $7.9 million, or $0.23 per diluted share, in the same period in 2009.  Fully diluted shares outstanding for the third quarter of 2010 increased by 33.7% to 45.5 million from 34.1 million in last year’s third quarter, due to the impact of 8.2 million shares issued for the JCG acquisition, 2.5 million shares issued as a final earn-out portion of the Rhapsody and Primoris merger and to the conversion to common stock of warrants exercised during the quarter.

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at September 30, 2010 reported cash and cash equivalents of $81.6 million, short-term investments of $26.0 million, working capital of $51.0 million, total debt and capital leases secured by equipment of $54.7 million, subordinated acquisition debt of $43.1 million and stockholders’ equity of $179.7 million.  Additionally, the balance sheet included a $10.2 million liability representing the estimated fair value for earn-out payments relating to the 2009 acquisitions.

BACKLOG

At September 30, 2010,  total backlog was $967.5 million, an increase of $172.1 million, or 21.6%, from  total backlog of $795.4 million at December 31, 2009.  Primoris expects that approximately $187.3 million, or 19.4%, of the total backlog at September 30, 2010, will be recognized as revenue during the remainder of 2010, with $107.2 million expected for the East Construction segment, $67.6 million for the West Construction segment, and $12.5 million for the Engineering segment.

Backlog should not be considered a comprehensive indicator of future revenues, as a portion of Primoris’s revenues are derived from projects that are not part of a backlog calculation and projects in backlog may be cancelled by our customers.

RELOCATION OF CORPORATE HEADQUARTERS

Primoris also announced that, following approval by the Company’s Board of Directors, it will relocate its corporate headquarters from Lake Forest, California to Dallas, Texas effective January 17, 2011. The new corporate headquarters will be located at 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201.

The move will involve the Company’s Chief Executive Officer, Chief Financial Officer, Executive Vice President of Corporate Development and certain other senior executives and staff members.  The headquarters and operations of ARB and ARB Structures and other Company departments will remain in Lake Forest, California.

Mr. Pratt commented, “The move to the central United States reflects Primoris’s evolution from a company with a predominant presence on the west coast to a national provider of specialty contracting, infrastructure, and water and wastewater services.  Our new headquarters in Dallas will allow our executive team to better coordinate the activities of our operations from Florida to California and the Pacific Northwest.”

ACQUISITION OF ROCKFORD CORPORATION

As announced earlier today, Primoris signed a definitive agreement to acquire privately held Rockford Corporation (“Rockford”).  Based in Hillsboro (Portland), Oregon, Rockford specializes in large diameter natural gas and liquid pipeline projects and related facilities construction.  Closing of the transaction, which is subject to customary conditions, is expected to occur on or before November 12, 2010, with the effective date of the acquisition retroactive to October 1, 2010.  As discussed in the earlier press release, due in large part to Rockford’s participation in the Ruby Pipeline Project, the acquisition is expected to add approximately $65 million in revenues to the fourth quarter 2010 and approximately $135 million in revenues to  2011, and the acquisition is also expected to be accretive to earnings.  Rockford will extend Primoris’s service reach into the Pacific Northwest, and complement the Company’s specialized underground pipeline capabilities by adding larger scale mainline pipeline and facilities construction services.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, November 9, 2010 at 11:30 am Eastern Time / 8:30 am Pacific Time to discuss the financial results.  Interested parties may participate in the call by dialing (866) 255-7436 (Domestic) or (706) 634-4739 (International). The conference call will also be broadcast live via the Investor Relations section of Primoris’s website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Primoris, through various subsidiaries, is one of the largest specialty contractors and infrastructure companies in the United States.  Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers. With the recent acquisition of James Construction Group, Primoris has a significant presence in the Gulf States region where it provides heavy civil construction services.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California. For additional information on Primoris, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission, including the Company’s Form 10-Q expected to be filed on November 9, 2010.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(949) 454-7121	(212) 836-9608
pmoerbeek@prim.com	dsullivan@equityny.com

### #### ###

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues	$230,357	$106,611	$608,526	$349,771
Cost of revenues	202,477	86,457	529,537	294,368
Gross profit	27,880	20,154	78,989	55,403
Selling, general and administrative expenses	14,580	7,266	43,849	22,825
Operating income	13,300	12,888	35,140	32,578
Other income (expense):
Income from non-consolidated entities	1,366	1,439	4,090	5,342
Foreign exchange gain (loss)	80	(170)	266	33
Other expense	(333)	—	(964)	—
Interest income	151	90	484	554
Interest expense	(1,345)	(398)	(3,872)	(1,463)

Income from continuing operations, before provision for income taxes	13,219	13,849	35,144	37,044
Provision for taxes	(5,642)	(5,123)	(13,782)	(14,077)
Income from continuing operations	7,577	8,726	21,362	22,967
Loss on discontinued operations, net of income taxes	—	(779)	—	(800)
Net income	$7,577	$7,947	$21,362	$22,167

Earnings per share:
Basic:
Income from continuing operations	$0.17	$0.27	$0.53	$0.72
Loss on discontinued operations	$—	$(0.03)	$—	$(0.02)
Net income	$0.17	$0.24	$0.53	$0.70

Diluted:
Income from continuing operations	$0.17	$0.26	$0.47	$0.69
Loss on discontinued operations	$—	$(0.03)	$—	$(0.02)
Net income	$0.17	$0.23	$0.47	$0.67

Weighted average common shares outstanding:
Basic	44,887	32,477	40,499	31,699
Diluted	45,528	34,048	45,486	33,128

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands, Except Share Amounts)

	September 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$81,594	$90,004
Short term investments	26,000	30,058
Customer retention deposits	9,178	6,845
Accounts receivable, net	148,981	108,492
Costs and estimated earnings in excess of billings	23,299	11,378
Inventory	22,618	22,275
Deferred tax assets	6,068	5,630
Prepaid expenses and other current assets	9,521	5,501
Current assets from discontinued operations	—	5,304
Total current assets	327,259	285,487
Property and equipment, net	96,818	92,568
Investment in non-consolidated entities	19,274	5,599
Intangible assets, net	28,404	32,695
Goodwill	61,713	59,678
Total assets	$533,468	$476,027

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$76,814	$62,568
Billings in excess of costs and estimated earnings	122,311	114,035
Accrued expenses and other current liabilities	39,205	34,992
Distributions and dividends payable	1,173	2,987
Current portion of long-term debt	8,894	6,482
Current portion of capital leases	3,153	4,220
Current portion of subordinated debt	23,952	10,397
Current liabilities of discontinued operations	733	6,511
Total current liabilities	276,235	242,192
Long-term debt, net of current portion	36,665	26,368
Long-term capital leases, net of current portion	5,948	7,734
Long-term subordinated debt, net of current portion	19,164	43,853
Deferred tax liabilities	1,483	2,643
Contingent earnout liabilities	10,243	9,278
Other long-term liabilities	3,985	—
Total liabilities	353,723	332,068
Commitments and contingencies
Stockholders’ equity
Preferred stock-$.0001 par value, 1,000,000 shares authorized, none issued and outstanding at September 30, 2010 and 81,852.78 at December 31, 2009	—	—
Common stock-$.0001 par value, 90,000,000 shares authorized, 46,980,765 and 32,704,903 issued and outstanding at September 30,2010 and December 31, 2009	5	3
Additional paid-in capital	118,779	100,644
Retained earnings	60,961	42,982
Accumulated other comprehensive income	—	330
Total stockholders’ equity	179,745	143,959
Total liabilities and stockholders’ equity	$533,468	$476,027